As filed with the Securities and Exchange Commission on October 24, 2003

Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICHIGAN HERITAGE BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-3318018 (I.R.S. Employer Identification No.)

28300 Orchard Lake Road Ste 200, Farmington Hills, MI (Address of Principal Executive Offices)	48334 (Zip Code)

Michigan Heritage Bancorp, Inc. 1997 Employee Stock Option Plan
(Full Title of the Plan)

Brendan J. Cahill, Esq.
Dykema Gossett PLLC
39577 Woodward Avenue
Bloomfield Hills, Michigan 48304
(248) 203-0700

(Name and Address of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	Amount to be	Offering	Aggregate	Registration
To be Registered	Registered	Price Per Share(1)	Offering Price(1)	Fee

Common Stock	44,000 shs.	10.50	$462,000	$37.38
Total				$37.38

(1) This calculation is made solely for the purpose of determining the amount of the Registration Fee pursuant to Rules 457(c) and 457(h) based on the average of the high and low prices for the Common Stock on the over-the counter market.

PART I
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
Opinion of Dykema gossett PLLC
1997 Employee Stock Option Plan
Consent of Plante & Moran

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     This Registration Statement (the “Registration Statement”) relates to the issuance of shares of Common Stock of Michigan Heritage Bancorp, Inc., a Michigan corporation (the “Company”), to persons who participate in the Michigan Heritage Bancorp, Inc. 1997 Employee Stock Option Plan (the “Plan”).

     The documents containing the information specified in Part I of this Form S-8 (Plan information, Company information and employee plan annual information) will be sent or given to participants as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of this Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation by Reference.

     The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002.

(b)	The Company’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003 and June 30, 2003.

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, No. 000-22381, filed on April 14, 1997, under the Securities Exchange Act of 1934.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of each such document.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     The Restated Articles of Incorporation of the Company eliminate the liability of a director to the Company or its stockholders for breach of fiduciary duty as a director, other than liability (a) for breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for a violation of Section 551(1) of the Michigan Business Corporation Act (“MBCA”) such as illegal loans, distributions of dividends or assets, or stock purchases or (d) for any transaction from which the director derived an improper personal benefit.

     The Bylaws of the Company provide that, in nonderivative actions, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director or officer of the Company or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including actual and reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful to the full extent permitted under sections 561 through 564c of the MBCA, as from time to time amended. The Bylaws further provide, pursuant to section 565, that the foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under a contractual arrangement with the Company.

     With respect to derivative actions, the Bylaws provide that the Company shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgement in its favor by reason of the fact that he or she is or was a director or officer of the Company, or, while serving as such a director or officer, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney’s fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders. No indemnification is provided in the Bylaws with respect to any claim, issue or matter in which such person has been found liable to the Company except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed with this Registration Statement:

Exhibit
Number	Description

5.1	Opinion of Dykema Gossett PLLC as to the legality of the securities being registered.
10.1	The Company's 1997 Employee Stock Option Plan.
23.1	Consent of Plante & Moran.
23.2	Consent of Dykema Gossett PLLC (contained in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page).

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan on this 24th day of October, 2003.

Michigan Heritage Bancorp, Inc.

By:	/S/ ANTHONY S. ALBANESE

Anthony S. Albanese
President

POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Richard Zamojski and Anthony S. Albanese, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement filed by Michigan Heritage Bancorp, Inc. and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 24, 2003.

Signature	Title

/S/ ANTHONY S. ALBANESE Anthony S. Albanese	President, Chief Operating Officer, and acting Chief Financial Officer

/S/ RICHARD ZAMOJSKI Richard Zamojski	Chief Executive Officer and Chairman of the Board

/S/ THOMAS DEBOLSKI Thomas Debolski	Treasurer and Secretary

/S/ H. PERRY DRIGGS H. Perry Driggs	Vice-Chairman and Director

/S/ LEWIS N. GEORGE Lewis N. George	Director

/S/ PHILLIP R. HARRISON Phillip R. Harrison	Director

/S/ FRANK A. SCERBO Frank A. Scerbo	Director

/S/ PHILIP SOTIROFF Philip Sotiroff	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Dykema Gossett PLLC as to the legality of the
securities being registered.

10.1	Michigan Heritage Bancorp. Inc. 1997 Employee Stock Option Plan.

23.1	Consent of Plante & Moran LLP.

23.3	Consent of Dykema Gossett PLLC (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).